EXHIBIT 99.1
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TREY RESOURCES

5 Regent Street, Livingston, NJ 07039


   TREY RESOURCES REPORTS REVENUES IN EXCESS OF $1,795,000 FOR SECOND QUARTER

           COMPANY REPORTS BEST 6 MONTH PERFORMANCE IN COMPANY HISTORY

LIVINGSTON, NJ, AUGUST 21, 2007 -- Trey Resources, Inc. (OTC Bulletin Board:
TYRIA), the premier total solutions provider specializing in business software for the small- and medium-sized business market, yesterday reported its financial results for its second quarter and six months ended June 30, 2007 in a Form 10-QSB filed with the SEC.

For the quarter ending June 30, 2007, the Company reported revenue of $1,795,861 as compared to $1,568,772 for the second quarter of 2006, an increase of 14.5%.

The Company reported, on a consolidated basis, a net loss of $716,666 in the quarter ending June 30, 2007, as compared to a net loss of $638,899 for the quarter ended June 30, 20056, primarily due to increased corporate overhead, including additional sales and marketing expenses.

For the first six months of fiscal 2007, the Company reported revenue of $3,914,219 as compared to revenue of $2,907,706 for the first six months of 2006. This 34% increase reflects the continued growth of the Company's operating subsidiary, SWK Technologies, Inc.

Net loss on a consolidated basis for the first six months of fiscal 2007 was $908,259, versus a loss of $930,449 for the same period in 2006.

Mark Meller, CEO of Trey Resources, said, "Trey has grown in a short period of time from a company with no revenue, (back in May 2004), to a Company which today is reporting sales results at a run rate of $7.8 million per year. All indications point to a very active second half of the year. We are optimistic about the future and look forward to delivering superior financial results in the coming quarters."

About Trey Resources
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Trey Resources is involved in the acquisition and build-out of technology and software companies. The Company's growth strategy is to acquire firms in this extensive and expanding, but highly fragmented segment, as it seeks to create substantial value for shareholders. Since June 2004, Trey has acquired SWK Technologies, Inc., Business Tech Solutions Group, Inc., Wolen Katz Associates, and AMP-BEST Consulting, Inc. For more information, visit www.treyresources.com, www.swktech.com, www.mapadoc.com, www.amp-best.com, or contact Trey Resources CEO Mark Meller at (973) 758-9555 or by e-mail at mark.meller@swktech.com. Trey Resources was a recent spin-off of iVoice, Inc. (OTCBB: "IVOI").

THIS NEWS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, REGARDING AMONG OTHER THINGS OUR PLANS, STRATEGIES AND PROSPECTS -- BOTH BUSINESS AND FINANCIAL. ALTHOUGH WE BELIEVE THAT OUR PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN OR SUGGESTED BY THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE OR REALIZE THESE PLANS, INTENTIONS OR EXPECTATIONS. FORWARD-LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS. MANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS NEWS RELEASE MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "SHOULD," "PLANNED," "WILL," "MAY," "INTEND," "ESTIMATED," AND "POTENTIAL," AMONG OTHERS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS WE MAKE IN THIS NEWS RELEASE INCLUDE MARKET CONDITIONS AND THOSE SET FORTH IN REPORTS OR DOCUMENTS THAT WE FILE FROM TIME TO TIME WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO TREY RESOURCES, INC. OR A PERSON ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THIS CAUTIONARY LANGUAGE.